Rule No 424(b)(3)
                                             Registration Statement No 333-35910

                  PROSPECTUS SUPPLEMENT NO.3 DATED October 27, 2000 (To Prospectus dated August 3, 2000)


[LOGO OMITTED]


      16,500,000 shares of 7% Series D Cumulative Convertible Preferred Stock
              15,430,800 shares of Common Stock issuable on conversion
               5,000,000 shares of Common Stock issuable as dividends
                750,000 shares of Common Stock issuable in exchange
                        for funds held in a deposit account

                       -------------------------------------


        This supplement amends and supplements certain information contained in the prospectus, dated August 3, 2000. This supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements to the prospectus. The information contained in this supplement supersedes any contrary statements contained in the prospectus.

        This supplement relates to the sale from time to time by the selling shareholders of up to 16,500,000 shares of our Series D preferred stock and up to 15,430,800 shares of our common stock issuable upon conversion of the Series D preferred stock. In addition, we may issue to the selling shareholders up to 5,000,000 shares of common stock as dividends on the Series D preferred stock and up to 750,000 shares of common stock in lieu of cash payments otherwise required under the deposit account arrangement described in the prospectus.

                           ----------------------------------

                   The date of this supplement is October 27, 2000

                              SELLING SHAREHOLDERS

     In February 2000 we issued an aggregate of 16,500,000 shares of our Series D preferred stock in an offering made pursuant to Rule 144A under the Securities Act of 1993. The Series D preferred stock is convertible into shares of our common stock.

     None of the selling shareholders has held any position or office or had a material relationship with PSINet or any of its affiliates within the past three years, except for Donaldson, Lufkin & Jenrette Securities Corporation, which, from time to time, has served as our investment banker and an underwriter and initial purchaser of our securities and Merrill Lynch, Pierce Fenner and Smith Inc. which, from time to time, has served as an underwriter and initial purchaser of our securities.

     The following table sets forth information as of October 26, 2000, which has been provided to us by the selling shareholders, regarding beneficial ownership of our Series D preferred stock and common stock by each selling shareholder.


                                                                         Shares That
                                            Shares                       May Be Sold
                                         Beneficially                 Pursuant to This                  Shares Owned
                                           Owned(1)                      Prospectus                    After Offering
                                    --------------------------     ------------------------    -------------------------------
                                     Series D                       Series D                     Series D
                                    Preferred         Common       Preferred       Common       Preferred          Common
                                      Stock          Stock(2)        Stock         Stock          Stock           Stock(3)
                                    -------------   -----------    ------------  ----------    ---------------  --------------
                                     No. of           No. of        No. of        No. of      No. of          No. of
Selling Shareholders                 Shares           Shares        Shares        Shares      Shares    %     Shares      %
--------------------                 ------           ------        ------        ------      ------ -------  ------   ----
Alscott Investments, LLC....         56,006           52,377        56,006         52,377      --      --          --    --
Alta Partners Holdings, LDC.        150,000          140,280       150,000        140,280      --      --          --    --
Argent Classic Bermuda......        240,000          224,448       240,000        224,448      --      --          --    --
Argent Convertible Arbitrage
Fund (A Fund)...............        110,000          102,872       110,000        102,872      --      --          --    --
Aspen Equity Income Portfolio         2,201            2,059         2,201          2,059      --      --          --    --
Aspen Global Technology Fund         32,620           30,507        32,620         30,507      --      --          --    --
Aspen Growth & Income
Fund   .....................         31,446           29,409        31,446         29,409      --      --          --    --
Bank America Pension Plan...         75,000           70,140        75,000         70,140      --      --          --    --
California Public Employees'
Retirement System...........        165,000          154,308       165,000        154,308      --      --          --    --
CFFX,LLC....................         92,600           86,600        92,600         86,600      --      --          --    --
Circlet (IMA) Limited.......         66,700           62,378        66,700         62,378      --      --          --    --
Credit Suisse First Boston
Corporation.................        175,000          163,660       175,000        163,660      --      --          --    --
Deeprock & Co...............         75,000           70,140        75,000         70,140      --      --          --    --
Deutsche Bank Securities Inc        908,000          849,162       908,000        849,162      --      --          --    --
Donaldson, Lufkin & Jenrette
Securities Corp.............        444,000          415,229       444,000        415,229      --      --          --    --
ECT Investments, Inc........        150,000          140,280       150,000        140,280      --      --          --    --
Family Service Life
Insurance Co................         12,000           11,223        12,000         11,223      --      --          --    --
Federated Insurance Series,
on behalf of its Federated
Utility Fund II.............         54,000           50,501        54,000         50,501      --      --          --    --
Federated Utility Fund, Inc.        347,000          324,515       347,000        324,515      --      --          --    --

                                      S-1

Fidelity Financial Trust:
Fidelity Convertible
Securities Fund............         214,800          200,881       214,800        200,881      --      --          --    --
Fundamental Investors, Inc..        575,000          537,740       575,000        537,740      --      --          --    --
General Motors Welfare
Benefit Trust (L-T Veba)....         77,500           72,478        77,500         72,478      --      --          --    --
General Motors Welfare
Benefit Trust (S-T Veba)....         50,000           46,760        50,000         46,760      --      --          --    --
GLG Market Neutral Fund.....        413,800          386,986       413,800        386,986      --      --          --    --
Goldman Sachs and Company...         35,990           33,658        35,990         33,658      --      --          --    --
Granville Capital Corporation.      128,000          119,706       128,000        119,706      --      --          --    --
Guardian Life Insurance Co..        180,000          168,336       180,000        168,336      --      --          --    --
Guardian Pension Trust......          8,000            7,482         8,000          7,482      --      --          --    --
JADV Equity Income Fund.....            179              168           179            168      --      --          --    --
JADV Growth & Income Fund...          4,046            3,784         4,046          3,784      --      --          --    --
Janus Equity & Income Fund..        137,940          129,002       137,940        129,002      --      --          --    --
Janus Global Technology
(Nomura)....................        167,380          156,534       167,380        156,534      --      --          --    --
Janus Global Technology Fund      1,360,000        1,271,872     1,360,000      1,271,872      --      --          --    --
Janus Growth & Income Fund..      1,313,953        1,228,809     1,313,953      1,228,809      --      --          --    --
JMG Capital Partners, LP....        509,850          476,812       509,850        476,812      --      --          --    --
JMG Triton Offshore Fund
Ltd.........................      1,019,350          953,297     1,019,350        953,297      --      --          --    --
JNL/Janus Growth & Income Fund        2,975            2,783         2,975          2,783      --      --          --    --
JP Morgan Securities, Inc...        282,600          264,288       282,600        264,288      --      --          --    --
KBC Financial Products
USA Inc.....................        160,000          149,632       160,000        149,632      --      --          --    --
KVS Growth and Income Fund..         10,535            9,853        10,535          9,853      --      --          --    --
L.A. Fire and Police Pension
Fund........................        429,000          401,201       429,000        401,201      --      --          --    --
LLT, Ltd....................         12,000           11,223        12,000         11,223      --      --          --    --
Lyxor Master Fund...........         73,300           68,550        73,300         68,550      --      --          --    --
MassMutual Corporate
Investors...................         15,000           14,028        15,000         14,028      --      --          --    --
MassMutual Corporate Value
Partners Limited............         40,000           37,408        40,000         37,408      --      --          --    --
MassMutual High Yield
Partners II LLC.............         65,000           60,788        65,000         60,788      --      --          --    --
Massachusetts Mutual Life
Insurance Company...........         65,000           60,788        65,000         60,788      --      --          --    --
McMahan Securities Co.L.P.           65,000           60,788        65,000         60,788      --      --          --    --

                                      S-2

Merrill Lynch, Pierce, Fenner
& Smith Inc.................         35,000           53,716        35,000         32,732      --      --      20,984    --
Morgan Stanley Dean Witter
Convertible Securities Trust         65,000           60,788        65,000         60,788      --      --          --    --
New York Life Insurance
Company.....................        400,000          374,080       400,000        374,080      --      --          --    --
New York Life Insurance and
Annuity Corporation.........         55,000           51,436        55,000         51,436      --      --          --    --
Peoples Benefit
Insurance Company...........        144,700          135,324       144,700        135,324      --      --          --    --
Peoples Benefit Life
Insurance Company (Teamsters
Separate Account)...........        113,000          105,678       113,000        105,678      --      --          --    --
PHX-Janus Equity/Income
Series......................          1,220            1,141         1,220          1,141      --      --          --    --
Pilgrim Convertible Fund....         31,487           29,447        31,487         29,447      --      --          --    --
Pine Grove Enhanced Partners
V LLC.......................         27,600           25,812        27,600         25,812      --      --          --    --
Pitney Bowes Retirement
Fund........................        130,922          122,439       130,922        122,439      --      --          --    --
Q Opportunity Fund, LTD.....        697,100          651,928       697,100        651,928      --      --          --    --
Ramius Capital Group
Holdings, Ltd...............          5,000            4,676         5,000          4,676      --      --          --    --
Retail Clerks Pension
Trust #2....................         48,200           45,077        48,200         45,077      --      --          --    --
Robertson Stephens Inc......         35,000           32,732        35,000         32,732      --      --          --    --
Salomon Smith Barney Inc....        326,900          305,717       326,900        305,717      --      --          --    --
Southport Management Partners
L.P.........................         20,000           18,704        20,000         18,704      --      --          --    --
St. Albans Management
Partners L.P................        122,000          114,095       122,000        114,095      --      --          --    --
STI Capital Management......         44,700           41,804        44,700         41,804      --      --          --    --
SunAmerica Series Trust, on
behalf of its Federated
Utility Portfolio...........         33,800           31,610        33,800         31,610      --      --          --    --
Susquehanna Capital Group...         74,700           69,860        74,700         69,860      --      --          --    --
The Income Fund of America,
Inc.........................        650,000          607,880       650,000        607,880      --      --          --    --
Yield Strategies Fund I, LP.         20,000           18,704        20,000         18,704      --      --          --    --
Yield Strategies Fund II, LP         90,000           84,168        90,000         84,168      --      --          --    --
Zurich HFR Master Hedge Fund
Index Ltd...................          8,000            7,482         8,000          7,482      --      --          --    --
                                    -------           ------        ------         ------     -----             ------
         Total..............     13,782,100       12,910,014   13,782,100     12,889,030       0               20,984

                                      S-3

---------------------------

(1) Includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of the date of this prospectus. Unless otherwise indicated in the footnotes, each person has sole voting and investment power with respect to the shares shown as beneficially owned.

(2) Includes shares of common stock issuable upon conversion of our Series D preferred stock. The Series D preferred stock is convertible into common stock at the conversion rate of .9352 shares of common stock for each share of Series D preferred stock. Does not include common stock that we may issue to the selling shareholders as dividends on our Series D preferred stock or in exchange for funds held in the deposit account. See "Summary - Description of Series D Preferred Stock."

 (3) Based upon an aggregate of 190,064,576 shares of PSINet common stock outstanding as of June 30, 2000 and assuming the sale of all shares of Series D preferred stock offered hereby.

                                      S-4